Exhibit 21

MFRI, Inc. has the following wholly owned subsidiaries:

1. Midwesco Filter Resources, Inc. (Delaware corporation)

2. Perma-Pipe, Inc. (Delaware corporation)

3. TDC Filter Manufacturing, Inc. (Delaware corporation)

4. Thermal Care, Inc. (Delaware corporation)